Exhibit 23.1

Consent from Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-149888 on Form S-8 of our reports dated May 19, 2009, relating to the consolidated financial statements of China Digital TV Holding Co., Ltd., its subsidiaries, its variable interest entity (the "VIE") and the VIE's subsidiaries (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2008.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
May 19, 2009